Exhibit 99.1

Management Energy, Inc. Announces New South American Mining Focus

 Company Positioned for Significant Met Coal and Other Mining Opportunities in
 South America

DALLAS, February 7, 2011 – Management Energy, Inc. (OTC: MMEX.OB) announced today the signing and initial funding of an exclusive option agreement for its metallurgical coal-mining venture in Colombia.   This positions the Company for meaningful opportunities within the metallurgical coal export business in Colombia.

In conjunction with this agreement, Jack Hanks, the Chairman and Chief Executive Officer of Management Energy, Inc, announced a new direction for the Company and additions to its management team to implement its South America focus.

Said Hanks, “We are very excited to announce a new direction for the Company.  We are positioning MMEX as an early mover in developing mining assets in the explosive South America commodity export market for Asia and India.  We are starting with the metallurgical coal export market in Colombia with our option agreement to acquire a 50% interest in a mining company in Boyacá Province.  We are also in early stage discussions to involve the Company in infrastructure development opportunities such as consolidation and transportation of met coal to the Pacific and Caribbean ports of Colombia.  This combines with our early stage discussions to acquire metallic mining assets in Peru, which include iron ore, zinc and copper opportunities.

In emphasizing the new business plan, Hanks said  “ The new business plan is for Management Energy to acquire mining assets primarily in Colombia and Peru and to migrate the listing of MMEX to the Toronto Venture Exchange and concurrently a dual listing in the now-integrated Colombia-Peru exchanges.  We believe that this will give our shareholders the best opportunity to recognize increased shareholder value through dual trading liquidity in the most active and progressive mining-friendly exchanges in the World. In addition, these dual listings will greatly enhance our ability to raise capital for investment, with broad representation across markets in the U.S., Canada, Colombia and Peru.”

To complement this move to South America, the Company has sold its Snider Ranch, Montana thermal coal property in December, 2010 and is negotiating the sale of its Carpenter Creek, Montana thermal coal assets, which Hanks says is on track to close before March 1, 2011. The Company still maintains its non-operating royalty and net profits interests in the Bridger-Fromberg-Bear Creek area coal assets in Montana.

In Colombia, the metallurgical coal mine in which the Company expects to acquire a 50% interest is estimated to contain high quality metallurgical coal potential resources ranging from 16 million tons to 90 million tons; it is permitted and currently under small scale production.    Hanks says that the first order of business is to define the resources and reserves and that the Company has retained Norwest Corporation, a premier coal reserve consultancy, to undertake the analysis including the design of the drilling program to prove up reserves. Hanks commented on the positive elements of this acquisition: “ This transaction has several key elements for the Company, first, we have joined with key local partners that have vast knowledge of this traditional metallurgical coal mining area of Colombia, which can lead us to additional asset acquisitions; second, the mine is permitted and third, the mine is currently producing coal. Upon acquisition of our 50% interest, we will have  current cash flow, with the ability to substantially increase production along with a potentially significant upside in the ultimate recoverable reserves. We believe these attributes could increase the valuation of the Company significantly.”

Management Energy Additions to the Management Team.
The Company also announced additions to its Management Team that includes Nabil Katabi, MMEX Advisory Board and Pablo Avendano Barrera  MMEX Vice President Finance, adding to the Company’s management long standing experience in South America.

Nabil Katabi,  MMEX Advisory Board

Mr. Katabi  currently serves as Manager Project Development of Maple Energy, plc.  Mr. Katabi joined Maple Resources (Dallas) in 1996, a predecessor company to MMEX. He was appointed Manager of Project Development in 1998 for the Maple Companies in Peru. His primary responsibility has been the development of new projects, such as the Ethanol Project for Maple Peru, now Maple Energy plc. . Prior to joining Maple, Mr. Katabi was with Banque Indosuez in Copenhagen, Denmark, as a financial analyst in charge of the placement of international securities. Mr. Katabi graduated with a Masters in Business Administration from Columbia University (1995) and holds a DEA (Diplôme d’Etudes Avancées) in political science from the Sorbonne University in Paris (1997). He also has a Diplôme de Commerce in International Business & Finance from the Ecole Supérieure de Commerce de Paris (1991).

Pablo Avendano Barrera, MMEX Vice President- Finance

Mr. Avendano has worked with private equity financing in energy, commodities, trading and infrastructure for over 15 years.  He recently joined MMEX from the Peruvian company Energy Capital SAFI, where he served as CEO. From 2007 to 2009, Mr. Avendano served as a business development officer for the Public Sector Pension Fund Investment Board of Canada focused on investment in the BRIC countries, Asia and Latin America.  From 1999 to 2006, he served in various capacities with BNP Parabas as an investment and risk manager in Canada, Peru and the head office in Paris, managing portfolios ranging from mid-cap companies to investments in the billion dollar ranges. Prior to this, Mr. Avendano was Corporate Finance Manager for C&I BNP Panama.  Mr. Barrera has an undergraduate degree from University of Paris Dauphine (1992), a Masters in Business Administration from Lyons Graduate School of Business (1993) and holds a DEA (Diplôme d’Etudes Avancées) in Emerging Markets’ Economics from the Sorbonne University in Paris (1994).

About Management Energy, Inc.
Management Energy, Inc. is an exploration stage company engaged in the acquisition and development of coal and other mining assets in South America.  The Company searches for commercially viable coal and mineral deposits through its properties that are currently owned or through acquisitions.  Management Energy, Inc. is publicly traded on the OTC market under the ticker symbol “MMEX” and is headquartered in Dallas, Texas USA.  For more information please visit www.mmexenergy.com.

This document may contain "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. When the Company uses words such as "may," "will," "intend," "should," "believe," "expect," "anticipate," "project," "estimate" or similar expressions, it is making forward-looking statements. Forward-looking statements reflect current plans and expectations and are based on information currently available. They are not guarantees of future performance and involve risks and uncertainties, including those discussed in the Company's reports filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

Investor and Media Contact

Ms. Katie Roux
Management Energy, Inc
T: +1.214.880.0400
kroux@maplecos.com